UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 23, 2011, OptimumBank Holdings, Inc. (the “Company”) furnished a Current Report on Form 8-K to report the Company’s receipt on May 17, 2011, of a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it failed to comply with Nasdaq’s Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) because its stockholders’ equity fell below the minimum $2,500,000 requirement for continued listing on the Nasdaq Capital Market. The Company reported stockholders’ equity at March 31, 2011 of $1,678,000. The Company was provided 45 calendar days, or until July 1, 2011, to submit a plan to regain compliance with the Stockholders’ Equity Rule. If the Company’s plan was accepted, Staff could grant an extension of up to 180 calendar days, or until November 13, 2011, to evidence compliance with the rule. The Staff subsequently granted the Company an extension until November 4, 2011, to evidence compliance with the Stockholders’ Equity Rule based on its acceptance of the Company’s plan to raise capital in a private placement offering of the Company’s common stock.

On October 27, 2011, the Company completed an $8.3 million common stock offering in a private placement (the “Private Placement”) to individual accredited investors, including approximately $1.9 million to members of its Board of Directors. The Private Placement consisted of the sale of 20,639,250 shares of common stock at $.40 per share. As of the date of this Report, the Company believes it has regained compliance with the Stockholders’ Equity Rule based on the completion of the Private Placement. Nasdaq will continue to monitor the Company’s ongoing compliance with the Stockholders’ Equity Rule and, if the Company fails to evidence compliance upon filing its Annual Report on Form 10-K for the year ended December 31, 2011, with the Securities and Exchange Commission and Nasdaq, the Staff will provide written notice that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock to a Listing Qualifications panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
Dated: November 4, 2011		President and Chief Financial Officer